File No. 70-6126



               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

               __________________________________

                 POST-EFFECTIVE AMENDMENT NO. 14

                               to

                            FORM U-1

                ________________________________

                           DECLARATION

                              under

         THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                               ***

              AMERICAN ELECTRIC POWER COMPANY, INC.
            1 Riverside Plaza, Columbus, Ohio  43215
            ----------------------------------------
       (Name of company or companies filing this statement
           and address of principal executive offices)

                               ***

              AMERICAN ELECTRIC POWER COMPANY, INC.
            1 Riverside Plaza, Columbus, Ohio  43215
            ----------------------------------------
             (Name of top registered holding company
             parent of each applicant or declarant)

                               ***

                     A. A. Pena, Treasurer
           AMERICAN ELECTRIC POWER SERVICE CORPORATION
            1 Riverside Plaza, Columbus, Ohio  43215

       John F. Di Lorenzo, Jr., Associate General Counsel
           AMERICAN ELECTRIC POWER SERVICE CORPORATION
            1 Riverside Plaza, Columbus, Ohio  43215
            ----------------------------------------
           (Names and addresses of agents for service)

     American Electric Power Company, Inc. (the "Company"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), hereby amends its Declaration on Form U-1, in File No. 70-6126, as heretofore amended, as follows:

ITEM 1.   DESCRIPTION OF PROPOSED TRANSACTION

     Under the Commission's orders dated April 25, 1978 (HCAR No. 20516), April 27, 1979 (HCAR No. 21022), June 24, 1980 (HCAR No.
21639), June 30, 1981 (HCAR No. 22112), June 28, 1982 (HCAR No.
22549), March 8, 1988 (HCAR No. 24594), December 12, 1990 (HCAR No.
25210), December 6, 1993 (HCAR No. 25939) and May 10, 1996 (HCAR
No. 26516) in this file, the Company was authorized to issue and sell, from time to time through December 31, 2000, up to 3,800,000 shares of Common Stock, $6.50 par value, pursuant to the American Electric Power System Employees Savings Plan (the "Savings Plan"). Through August 31, 1997, a total of 3,280,605 shares had been so issued and sold, leaving a balance of 519,395 shares available for issuance and sale up to December 31, 2000. The order dated December 6, 1993 stated that the Company would not use the proceeds from the issuance and sale of shares of its Common Stock pursuant to the Savings Plan to acquire interests in "exempt wholesale generators" ("EWGs") as defined in Section 32 of the 1935 Act and in "foreign utility companies" ("FUCOs") as defined in Section 33 of the 1935 Act.

     In its order dated May 10, 1996 in this file (HCAR No. 26516), the Commission approved the use of proceeds from the issuance and sale of up to 10,000,000 shares of Common Stock under, among other things, the Savings Plan, to invest in EWGs and FUCOs, subject to a limit of 50% of the consolidated retained earnings of the Company determined in accordance with Rule 53 ("Investment Limit"). The Company has requested authorization for an increase in the Invest-ment Limit to 100% of consolidated retained earnings in File No. 70-9021.

     Subject to this post-effective amendment being permitted to become effective by order of the Commission, the Company proposes to issue and sell, from time to time through December 31, 2001 up to an additional 5,000,000 shares of its authorized unissued Common Stock (the "Additional Common Stock") plus the unsold balance of the shares of Common Stock heretofore authorized by the Commission for issuance, to Fidelity Management Trust Company (the "Trustee"), as a trustee of the Savings Plan, bringing the total authorized under the Savings Plan to 8,800,000 shares of Common Stock. The price to the Trustee of such shares on any date of sale will be the average of the high and low sales price of the Company's Common Stock on the New York Stock Exchange on such date (determined after the close of trading for the day), but in no event less than the par value thereof, except that the Trustee may avail itself of any more favorable price that may be made available to it from time to time, as a holder of Common Stock, through participation in a divi-dend reinvestment plan, the exercise of stock rights, or otherwise.

     From October 1984 through June 1996, the Company did not issue and sell any shares of its Common Stock to the Trustee pursuant to the Savings Plan and, during that time, the Trustee purchased shares for participants' accounts on the open market. Currently, the Trustee purchases shares directly from the Company solely for the reinvestment of dividends and, since June 1996, the number of shares sold to the Trustee has averaged about 145,000 shares every three months. At this latter rate, approximately 2,700,000 shares would be required for issuance and sale during the period from the date of this amendment through the end of December 2001. The Company believes that it would be prudent to have a sufficient balance of authorized shares, in excess of the requirements indi-cated by the present rate of sales, to allow for contingencies such as decreases in the market price of the Common Stock, significant increases in the rate of contributions to the AEP Stock Fund by participants in the Savings Plan or the purchase of shares with respect to such contributions directly from the Company.

     The proceeds from the issuance and sale of the Additional Common Stock will be used to pay at maturity unsecured debt of the Company outstanding at the time, to make additional investments in the common stock equities of subsidiaries of the Company, and for other corporate purposes, including to acquire interests in EWGs or FUCOs.

     If the proceeds from the issuance and sale of Common Stock pursuant to the Savings Plan are used for investment in EWGs or FUCOs, then said issuance will be subject to the Investment Limit and will be deducted from the 10,000,000 shares of Common Stock authorized for that purpose in the May 10, 1996 order.
Compliance with Rule 54:

     Rule 54 provides that in determining whether to approve certain transactions other than those involving EWGs or FUCOs, as defined in the 1935 Act, the Commission will not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO if Rule 53(a), (b) and (c) are satisfied. The requirements of Rule 53(a), (b) and (c) are satisfied.

     Rule 53(a)(1). As of June 30, 1997, the Company, through its subsidiary, AEP Resources, Inc., had aggregate investment in FUCOs of $380,493,000. This investment represents approximately 23.6% of $1,615,039,000, the average of the consolidated retained earnings of the Company reported on Form 10-Q for the four consecutive quarters ended June 30, 1997.

     Rule 53(a)(2). Each FUCO in which the Company invests will maintain books and records and make available the books and records required by Rule 53(a)(2).

     Rule 53(a)(3). No more than 2% of the employees of the opera-ting company subsidiaries of the Company will, at any one time, directly or indirectly, render services to any FUCO.

     Rule 53(a)(4). The Company has submitted and will submit any Form U-1 and certificate under Rule 24 filed with the Commission under Rule 53, as well as a copy of Item 9 and Exhibits G and H of the Company's Form U5S to each of the public service commissions having jurisdiction over the retail rates of the Company's opera-ting company subsidiaries.

     Rule 53(b). (i) Neither the Company nor any subsidiary of the Company is the subject of any pending bankruptcy or similar pro-ceeding; (ii) the Company's average consolidated retained earnings for the four most recent quarterly periods ($1,615,039,000) repre-sented an increase of approximately $176,114,000 (or 12.2%) in the average consolidated retained earnings from the previous four quar-terly periods ($1,438,925,000); and (iii) for the fiscal year ended December 31, 1996, the Company did not report operating losses attributable to the Company's direct or indirect investments in EWGs and FUCOs.

     Rule 53(c). Rule 53(c) is inapplicable because the require-ments of Rule 53(a) and (b) have been satisfied.

ITEM 2.   FEES, COMMISSIONS AND EXPENSES

     No other fees, other than the New York Stock Exchange listing fee of $19,000, commissions or expenses, other than expenses esti-mated not to exceed $1,000 and to be billed at cost by American Electric Power Service Corporation, are to be paid or incurred by the Company in connection with the proposed transactions.

ITEM 3.   APPLICABLE STATUTORY PROVISIONS

     The Company considers that Sections 6(a), 7, 32 and 33 of the 1935 Act and Rules 53 and 54 of the Commission thereunder are applicable to the proposed sale of the Additional Common Stock.

ITEM 4.   REGULATORY APPROVAL

     No state or federal commission, other than the Securities and Exchange Commission, has jurisdiction over the proposed transac-tions.

ITEM 5.   PROCEDURE

     It is requested that the Commission's order permitting this Amendment to become effective be issued on or before October 31, 1997. The Company waives any recommended decision by a hearing officer or by any other responsible officer of the Commission; consents to the Division of Corporate Regulation assisting in the preparation of the Commission's decision in this matter, unless the Division of Corporate Regulation opposes the transaction contem-plated in this amendment; and requests that there be no waiting period between the date of issuance of the Commission's order in this matter and the date on which it is to become effective.

ITEM 6.   EXHIBITS AND FINANCIAL STATEMENTS

     The following exhibits are filed as part of this statement:

     (a)  Exhibits:
          ---------

          B-1  Copy of American Electric Power System Employees
               Savings Plan, as amended through February 26, 1997.

          C-6 Copy of Registration Statement on Form S-8 under the Securities Act of 1933 with respect to the Savings Plan. Incorporated by reference to File
               No. 33-1052.

          G-1  Proposed Notice of Proposed Issuance and Sale of
               Common Stock Pursuant to American Electric Power
               System Employees Savings Plan.


                            SIGNATURE

     Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, the undersigned company has duly caused this Post-Effective Amendment No. 14 to be signed on its behalf by the undersigned thereunto duly authorized.

                              AMERICAN ELECTRIC POWER COMPANY, INC.



                              By:_______/s/_A._A._Pena___________
                                          A. A. Pena
                                          Treasurer


Dated:  September 3, 1997


[97FN0033.AEP]

                                                    Exhibit B-1





                AMERICAN ELECTRIC POWER SYSTEM
                    EMPLOYEES SAVINGS PLAN
                ______________________________

                    Adopted August 25, 1977
                   Effective January 1, 1978
                ______________________________

            Amended and Restated February 26, 1997









Named fiduciary and           American Electric Power
   plan administrator:           Service Corporation
                              1 Riverside Plaza
                              Columbus, Ohio  43215




Trustees:                     Key Trust Company of Ohio, N. A.
                              Cleveland, Ohio 44114

                              and

                              Fidelity Management Trust Company
                              Boston, Massachusetts

                           CONTENTS

     AMERICAN ELECTRIC POWER SYSTEM EMPLOYEES SAVINGS PLAN
     _____________________________________________________

                                                       Page

ARTICLE  1    Purpose and Effective Date                 1

ARTICLE  2    Definitions                                2

ARTICLE  3    Eligibility and Participation             11

ARTICLE  4    Contributions by Participants             12

ARTICLE  5    Contributions by Employers                16

ARTICLE  6    Investment of Contributions               22

ARTICLE  7    Valuation and Allocation                  24

ARTICLE  8    Vesting and Forfeitures                   25

ARTICLE  9    Withdrawals and Distributions             26

ARTICLE 10    Qualified Domestic Relations Orders       32

ARTICLE 11    Termination of Employment and
                 Temporary Absences                     33

ARTICLE 12    Service Computation Periods and
                 Breaks in Service                      34

ARTICLE 13    Beneficiaries                             36

ARTICLE 14    Trust Fund and Expenses                   37

ARTICLE 15    Administration                            38

ARTICLE 16    Data Relating to Eligibility and
                 Benefits                               40

ARTICLE 17    General Provisions                        42

ARTICLE 18    Associated Companies                      45

ARTICLE 19    Amendment and Termination                 46

ARTICLE 20    Special Provisions Relating to
                 Employees Transferring from or to
                 Ohio Valley Electric Corporation       47

ARTICLE 21    Special Provisions Relating to the
                 Transfer of Assets From the Columbus
                 and Southern Ohio Electric Company
                 Employee's Thrift Plan                 49

ARTICLE 22    Distribution Rollovers                    53

ARTICLE 23    Recharacterization and Correction
                 Distributions                          55

Appendix A    Retirement Plan Contributions             58

            ARTICLE 1.  PURPOSE AND EFFECTIVE DATE

     Section 1.1 The purpose of the American Electric Power System Employees Savings Plan is to establish a convenient way for employees of the companies of the American Electric Power System (i) to supplement their retirement income by saving on a regular and long-term basis, (ii) to acquire shares of common stock of American Electric Power Company, Inc. and (iii) to provide additional financial security for emergencies, thereby offering these employees an additional incentive to continue their careers with such companies.

     Section 1.2 The effective date of the Savings Plan is January 1, 1978, and the effective date of this amended and restated plan is October 1, 1995.


                    ARTICLE 2.  DEFINITIONS

     Section 2.1 Whenever the terms set forth in this Article are used in the Savings Plan they shall have the meaning specified, unless the context clearly requires a different meaning. Certain terms which appear in only one Article are defined in that Article. Unless the context clearly requires otherwise, a singular term includes a plural term, and a plural term includes a singular term.

     Section 2.2 "Account" means, with respect to any Participant, the Participant's (i) Before-Tax Contributions Account, (ii) After-Tax Contributions Account, (iii) Retirement Plan Contributions Account, (iv) Rollover Contributions Account, (V) Employer Contributions Account, (vi) CSP Before-Tax Contributions Account, (vii) CSP After-Tax Contributions Account, and (viii) CSP Employer Contributions Account.

     Section 2.3    "AEP" means American Electric Power
Company, Inc.

     Section 2.4 "AEP Stock" means shares of common stock of AEP.

     Section 2.5    "AEP Stock Fund" means a fund, together
with the earnings thereon, invested entirely in AEP Stock or Short-term Investments.

     Section 2.6 "After-Tax Contributions" means contribu-tions by a Participant, as provided in Article 4.

     Section 2.7    "After-Tax Contributions Account" means
that portion of the Trust Fund which, with respect to any Par-ticipant, is attributable to the Participant's After-Tax
Contributions and any related Investment Income.

     Section 2.8 "Alternate Payee" means the spouse, former spouse, child, or other dependent of a Participant assigned an interest in the Participant's Account pursuant to the terms of a Qualified Domestic Relations Order.

     Section 2.9    "Before-Tax Contributions" means
contributions by a Participant as provided in Article 4.

     Section 2.10 "Before-Tax Contributions Account" means that portion of the Trust Fund which, with respect to any Participant, is attributable to an Employer's Before-Tax Contributions made on behalf of a Participant and any related Investment Income.

     Section 2.11 "Before-Tax Contribution Agreement" means an agreement between a Participant and the Participant's
Employer which is described in Article 4.

     Section 2.12 "Beneficiary" means the person designated by a Participant, in accordance with the provisions of Article
13, to receive the distribution provided for in Article 10.

     Section 2.13 "Break in Service" means an event described in Section 12.3.

     Section 2.14   "Code" means the Internal Revenue Code of
1986, as amended.

     Section 2.15   "Company" means American Electric Power
Service Corporation.

     Section 2.16 "Compensation" for purposes of Article 5, means wages within the meaning of Section 3401(a) of the Code (for purposes of income tax withholding at the source) actually paid by an Employer to an Employee during a Plan Year but determined without regard to any rules that limit remuneration included in wages based on the nature or location of the employment or services performed. For purposes of satisfying the discrimination tests of Sections 401(k) and 401(m) of the Code, the term Compensation may also include elective contributions made by the Employer on behalf of its Employees during a Plan Year that are not included in the Employee's gross income under Section 125 or 402(e) of the Code.

     The annual compensation of each Participant taken into account for determining all benefits provided under the Savings Plan for any Plan Year shall not exceed $150,000, as adjusted for increases in the cost-of-living in accordance with Section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to any determination period beginning in such calendar year. If the determination period consists of fewer than 12 months, the annual compensation limit is an amount equal to the otherwise compensation limit multiplied by a fraction, the numerator of which is the number of months in the short determination period, and the denominator of which is 12.

     In determining the compensation of a Participant for purposes of this limitation, the rules of Section 414(q)(6) of the Code shall apply, except in applying such rules, the term "family" shall include only the spouse of the Participant and any lineal descendants of the Participant who have not attained age 19 before the close of the Plan Year. If, as a result of the application of such rules the adjusted annual compensation limitation is exceeded, then the limitation shall be prorated among the affected individuals in proportion to each such individual's compensation as determined under this Section prior to the application of this limitation.

     Section 2.17 "Contributions" means, as the context may require, Employee Contributions and Employer Contributions.

     Section 2.18   "CSP After-Tax Contributions" means
contributions by a Participant as provided in Article 21.

     Section 2.19 "CSP After-Tax Contributions Account" means that portion of the Trust Fund which, with respect to any Participant, is attributed to the Participant's CSP After-Tax
Contributions and any related investment income.

     Section 2.20   "CSP Before-Tax Contributions" means
contributions by a Participant as provided in Article 21.

     Section 2.21   "CSP Before-Tax Contributions Account"
means that portion of the Trust Fund which, with respect to any Participant, is attributed to the Participant's CSP Before-Tax
Contributions and any related investment income.

     Section 2.22   "CSP Employer Contributions" means
contributions by an Employer pursuant to Article 21.

     Section 2.23 "CSP Employer Contributions Account" means that portion of the Trust Fund which, with respect to any Participant, is attributable to any Employer Contributions made on the Participant's behalf pursuant to Article 21 and any related investment income.

     Section 2.24 "Disabled" means a Participant's inability to work at any gainful occupation for which the Participant may be able, or may reasonably become qualified by education, training or experience to perform.

     Section 2.25 "Earnings" means an Employee's regular straight time pay, or base wage or salary paid by the Employee's Employer including: (a) any base wage or salary lump sum payment made as part of the Employer's regular compensation program that may be paid in lieu of or in addition to a base wage or salary increase, (b) Before-Tax Contributions, (c) base wage or salary reductions pursuant to Section 125 of the Code, and (d) sick pay and salary continuation, and excluding: (e) overtime pay, (f) premium payments, (g) bonuses such as but not limited to project bonuses and sign-on bonuses, (h) performance pay awards, (i) incentive pay awards, (j) severance pay, (k) relocation payments, or (1) any other form of additional compensation, except for (a) above, that is not considered to be part of straight time pay, base wage or base salary.

     Section 2.26 "Eligible Employee" means an Employee who has satisfied the requirements of Sections 3.1 or 3.2 and who is a not an Excluded Employee.

     Section 2.27   "Eligible Highly Compensated Employee"
means a highly compensated active Employee or a highly compensated former Employee.

     A highly compensated active Employee includes any Employee who during the current Plan Year or the preceding Plan Year:

     (a)  was a 5 percent or more owner of the Employer;

     (b) received more than $75,000, as indexed, of annual compensation from the Employer;

     (c) received more than $50,000, as indexed, of annual compensation from the Employer and was among the top 20 percent of the Employer's work force in terms of compensation;

     (d) was an officer of the Employer and received compensation of more than one-half of the dollar limit on annual benefits under defined benefit plans. For purposes of this subparagraph (d), no more than 50 Employees or, if fewer, the greater of three Employees or 10 percent of the Employees are to be treated as officers. If no officer has compensation in excess of one-half of the defined benefit plan limit, the most highly paid officer of the Employer will nevertheless be treated as an officer.

     In the case of a Plan Year for which the determination of Eligible Highly Compensated Employee is being made, an Employee not described in subparagraphs (b), (c) or (d) for the prior Plan Year shall not be treated as described in subparagraph
(b), (c) or (d) for the Plan Year for which the determination is being made, unless such Employee is a member of a group consisting of the 100 Employees paid the greatest compensation during the Plan Year for which such determination is being made.

     If an Employee is a member of the family of either a 5 percent owner or a highly compensation employee in the group consisting of the 10 highly compensated employees paid the greatest compensation during the Plan Year, then such Employee shall not be considered a separate Employee and any compensation paid to such Employee (and any applicable contribution or benefit on behalf of such employee) shall be treated as if it were paid to, or on behalf of, the 5 percent owner or highly compensated employee.

     A highly compensated former Employee includes any Employee who separated from service (or was deemed to have separated) prior to the Plan Year, performs no service for the Employer during the Plan Year, and was an highly compensated active Employee for either the separation year or any Plan Year ending on or after the Employee's 55th birthday.

     Compensation for the purpose of this Section 2.28, means compensation within the meaning of Section 415(c)(3) of the Code including amounts not includable in gross income under Sections 125, 402(e)(3), 402(h) or 403(b) of the Code.

     Section 2.28 "Employee" means any person, including an officer, (i) who is rendering services to an Employer for which the Employee is receiving from the Employer wages, as defined in Section 3121(a) but determined without regard to the dollar limitations in Section 3121(a)(1) of the Code (relating to remuneration subject to social security taxes) or the corresponding provisions of any successor legislation, or (ii) who is on sick leave under an Employer's sick leave plan, or
(iii) who is a Leased Employee, but shall not include an director of an Employer who receives compensation only as a Member of the Board of Directors of such Employer, or any person who receives for rendering a service a retainer or fee under contract.

     Section 2.29 "Employee Contributions" means, as the context may require, any one or more of (i) After-Tax Contribu-tions, (ii) Before-Tax Contributions (iii) Retirement Plan Contributions, (iv) Rollover Contributions, (v) CSP After-Tax Contributions, and (vi) CSP Before-Tax Contributions.

     Section 2.30   "Employer" means any of the Associated
Companies referred to in Article 18.

     Section 2.31 "Employer Contributions" means contribu-tions by an Employer pursuant to Article 4.

     Section 2.32 "Employer Contributions Account" means that portion of the Trust Fund which, with respect to any Partici-pant, is attributable to any Employer Contributions made on the Participant's behalf pursuant to Section 5.1 and any related Investment Income, and to any CSP Employer Contributions made on the Participant's behalf and any related investment income.

     Section 2.33   "Employers" means all of the Associated
Companies referred to in Article 18, considered collectively.

     Section 2.34 "Excluded Employee" means an Employee (a) who is covered by the National Bituminous Coal Wage Agreement (or by any successor agreement between the United Mine Workers of America and the Bituminous Coal Operators Association) or
(b) who is covered by any other collective bargaining agreement and the Employer and the union have agreed that members of the collective bargaining unit are not to be covered by the Savings Plan or (c) who is a Leased Employee or (d) who is a member of the affiliated craft unions belonging to the Building and Construction Trades Department (AFL-CIO) and the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America.

     Section 2.35 "Fixed Income Fund" means, as the context may require, such fund or funds as may be designated from time to time by the Board of Directors of the Company, together with the earnings thereon, (i) held or guaranteed by an insurance company, banking institution, primary dealer as designated by the Federal Reserve Bank of New York in the form of a repurchase agreement, or other corporate entity pursuant to an agreement containing provisions for the repayment in full of the amounts transferred to the holder or guarantor plus interest at a yield for a specified period, or (ii) invested in direct obligations of the United States Government or agencies thereof, whose obligations are guaranteed as to the payment of principal and interest by the United States Government, or in private or public securities rated AAA by either Standard & Poor's or Moody's, or in a managed fixed income portfolio whose overall credit rating averages AAA- or higher by either Standard & Poor's or Moody's, or (iii) invested in assets that meet the criteria in (i) and (ii) whose benefit responsiveness, liquidity and/or maturity date is provided for by a third party, or (iv) invested in Short-term Investments, including in all cases a commingled fund or common trust.

     Section 2.36   "Fund or Funds" means the Mutual Funds, the
AEP Stock Fund and the Fixed Income Fund.

     Section 2.37 "Hour of Service" means each hour, in any applicable Service Computation Period as determined under
Article 12, (i) for which an Employee is directly or indirectly paid, or entitled to payment, by the Employee's Employer either for the performance of duties or for reasons other than for the performance of duties (such as holidays, vacation, sickness or disability) or (ii) for which back pay for an Employee, irrespective of mitigation of damages, has been either awarded or agreed to by the Employer.

     Section 2.38 "Investment Income" means, with respect to any Contributions, the earnings, gains and losses derived from the investment of such Contributions.

     Section 2.39 "Layoff" means an Employee's absence from employment in accordance with a notice of layoff from the Employee's Employer during which absence the Employee has reemployment rights. An Involuntary Termination of Employment or a discharge for cause is not a Layoff.

     Section 2.40 "Leased Employee" means any person (other than an Employee of the Employer) who pursuant to an agreement between the Employer and any other person ("leasing organization") has performed services for the Employer (or for the Employer and related persons determined in accordance with section 414(n)(6) of the Code) on a substantially full time basis for a period of at least one year, and such services are of a type historically performed by Employees in the business field of the Employer. Contributions or benefits provided a Leased Employee by the leasing organization which are attributable to services performed for the Employer shall be treated as provided by the Employer.

     A Leased Employee shall not be considered an Employee of the Employer if: (i) such employee is covered by a money purchase pension plan providing: (1) a nonintegrated employer contribution rate of at least 10 percent of compensation, as defined in section 415(c)(3) of the Code, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee's gross income under sections 125, 402(e)(3), 402(h)(1)(B), or 403(b) of the Code, (2) immediate participation, and (3) full an immediate vesting; and (ii) Leased Employees do not constitute more than 20 percent of the Employer's nonhighly compensated work force.

     Section 2.41   "Leave of Absence" means an Employee's
absence from employment without pay, with the consent of the Employee's Employer, under the Employer's standard personnel practices, for any authorized reason.

     Section 2.42   "Military Service" means service in the
Armed Forces of the United States of America with respect to which an Employee has reemployment rights under applicable law or regulations.

     Section 2.43 "Mutual Funds" means securities issued by the investment companies advised by Fidelity Management & Research Company and designated as investment options for Savings Plan Participants in the Trust Agreement between the Company and Fidelity Management Trust Company.

     Section 2.44 "Participant" means any Eligible Employee who becomes a Participant as provided in Section 3.4.

     Section 2.45   "Plan Year" means each calendar year
commencing with 1978.

     Section 2.46 "Qualified Domestic Relations Order" means a judgment, decree, or order which (i) relates to the provision of child support, alimony payments, or marital property rights of a Spouse, former Spouse, child, or other dependent of a Participant, (ii) is made pursuant to a state domestic relations law, (iii) creates or recognizes a right in such a person to receive all or a portion of the benefits payable to a Participant under the Savings Plan, and (iv) clearly states:
(a) the name and last known mailing address of the Participant and each person in whom rights are created or recognized, (b) the amount or percentage of the Participant's benefit to be paid by the Savings Plan to each such person, or the method in which the amount or percentage is to be determined, and (c) the number of payments or period to which the order applies; provided, however, that except to the extent allowed by appli-cable statute or regulations, no judgment, decree, or order shall be a Qualified Domestic Relations Order if it (i) re-quires the Savings Plan to provide any type or form of benefit or option not otherwise provided under the Savings Plan, (ii) requires the Savings Plan to provide increased benefits, or
(iii) requires the payment of benefits to any person which are required to be paid to another person pursuant to an earlier Qualified Domestic Relations Order.

     Section 2.47   "Recordkeeper" means Fidelity Management
Trust Company as provided in the Trust Agreement between Fidelity Management Trust Company and the Company.

     Section 2.48 "Reemployment Commencement Date" means, in the case of an Employee who has terminated employment and is subsequently reemployed, the date (after the Employee's
Termination of Employment) on which the Employee first performs an Hour of Service or, if the Employee is engaged in the Maritime Industry, a Day of Service for an Employer.

     Section 2.49   "Reemployed Participant" means a former
Eligible Employee (i) who was a Participant, (ii) who has terminated employment with an Employer or has become an Excluded Employee, and (iii) who is subsequently reemployed (or employed) by any Employer as an Eligible Employee.

     Section 2.50 "Retirement Plan Contributions" means the amounts described in Appendix A.

     Section 2.51   "Retirement Plan Contributions Account"
means that portion of the Trust Fund which, with respect to any Participant, is attributable to the Participant's Retirement
Plan Contributions and any related Investment Income.

     Section 2.52 "Rollover Contribution" means a Participant's or an Employee's transfer to the Trust Fund of a qualifying rollover distribution, as defined in Section 402(c) of the Code, from another qualified plan or a qualifying distribution from a conduit individual retirement account, as defined in Section 408(d)(3) of the Code.

     Section 2.53 "Rollover Contributions Account" means that portion of the Trust Fund which, with respect to any Participant or Employee, is attributable to a Rollover
Contribution made by the Participant or Employee and any related Investment Income.

     Section 2.54   "Savings Plan" means the American Electric
Power System Employees Savings Plan, as set forth herein or as amended from time to time.

     Section 2.55 "Service Computation Period" means a 12-consecutive-month period described in Sections 12.1 and 12.2.

     Section 2.56 "Spouse" means a Participant's husband or wife, and includes a former husband or wife to the extent provided under a Qualified Domestic Relations Order.

     Section 2.57 "Trust Fund" means the aggregate Funds held by the Trustee under the trust agreement or agreements estab-lished for the purposes of this Savings Plan.

     Section 2.58   "Trustee" means Key Trust Company of Ohio,
N. A., as Trustee of the Fixed Income Fund, and Fidelity
Management Trust Company, as Trustee of the AEP Stock Fund and
Mutual Funds, acting under the trust agreements established for the purposes of this Savings Plan.


           ARTICLE 3.  ELIGIBILITY AND PARTICIPATION

     Section 3.1    Every Employee who is not an Excluded
Employee shall become an Eligible Employee upon the completion of six months of continuous service. A Reemployed Participant shall become an Eligible Employee on the Employee's
Reemployment Commencement Date, with no waiting period.

     Section 3.2 An Employee who is not an Excluded Employee and who (i) has completed less than six months of continuous service and (ii) is reemployed before the Employee incurs the greater of (a) five consecutive Breaks in Service or (b) a number of consecutive Breaks in Service equal to the Employee's total number of Service Computation Periods prior to the Breaks in Service, shall become an Eligible Employee on the Employee's Reemployment Commencement Date. Every other reemployed Employee shall be considered a new Employee for purposes of
Section 3.1.

     Section 3.3    In determining length of service for
purposes of Sections 3.1 and 3.2, service rendered to any of the Employers, or to a predecessor of any of the Employers, shall be taken into account.

     Section 3.4 An Eligible Employee becomes a Participant at any time by contacting the Recordkeeper and (i) electing, through the Recordkeeper, to make After-Tax Contributions or Before-Tax Contributions as provided in Article 4, and (ii) making an investment election as provided in Article 6, and
(iii) naming a Beneficiary as provided in Section 13.1 on a beneficiary designation form provided by the Eligible Employee's Employer. An Eligible Employee's election to make After-Tax Contributions or Before-Tax Contributions authorizes the Employer to make regular payroll deductions of such Contributions.


           ARTICLE 4.  CONTRIBUTIONS BY PARTICIPANTS

     Section 4.1 A Participant may elect to make After-Tax Contributions, as provided in Section 4.2, or Before-Tax Contributions, as provided in Section 4.3. After-Tax Contributions and before-Tax Contributions are to be made in multiples of one (1) whole percentage of Earnings, not to exceed 17 percent of Earnings. If a Participant elects to make both After-Tax Contributions and Before-Tax Contributions, the combined contribution percentages cannot exceed 17 percent of Earnings. A Participant who ceases to be an Eligible Employee shall no longer be permitted to contribute to the Savings Plan until the Participant again becomes an Eligible Employee.

     Section 4.2 A Participant may elect to make After-Tax Contributions by instructing the Recordkeeper as to the percent of the Participant's Earnings to be contributed as After-Tax Contributions. Except as otherwise provided in Sections 4.6 and 4.7, all Participant After-Tax Contributions (i) shall be made by payroll deductions at the end of each payroll period,
(ii) shall be based upon the Earnings received during such payroll period, and (iii) shall commence as soon as practicable after the Participant notifies the Recordkeeper as to the After-Tax Contribution percentage. Participant After-Tax Contributions for each payroll period shall be remitted to the trustee in cash as soon as practicable.

     Section 4.3 A Participant may elect to make Before-Tax Contributions by instructing the Recordkeeper as to the percent of the Participant's Earnings to be contributed as Before-Tax Contributions. The instruction to the Recordkeeper shall be deemed to be a Before-Tax Contribution Agreement in which the Participant agrees to accept a reduction in compensation from the Employer in an amount equal to the amount of the Participant's Before-Tax Contribution election. In consideration of such Agreement, the Employer shall make Before-Tax Contributions in an amount equal to such reduction in compensation as soon as practicable after the end of each payroll period. No Participant shall be permitted to have Before-Tax Contributions made under the Savings Plan, or any other qualified plan maintained by the Employer, during any taxable year, in excess of the dollar limitation contained in
Section 402(g) of the Code in effect at the beginning of such taxable year regardless of the Before-Tax Contribution percentage election made by the Participant.

     Section 4.4 The Before-Tax Contribution Agreement shall be governed by the following rules:

          (a)  The Employer may, at any time, amend any Before-
     Tax Contribution Agreement to decrease the Before-Tax
     Contribution Percentage if:

               (i) The Employer determines that such decrease is necessary to comply with the limitations set forth in section 4.8, or

               (ii) The Employer determines that such decrease is necessary to comply with limitations set forth in Sections 5.3 or 5.4.

          (b) If a Participant's Before-Tax Contribution Agreement needs to be amended as provided in Subsection 4.4(a) or if the Participant's Before-Tax Contributions will exceed the limitation contained in Section 402(g) of the Code, the Participant's Before-Tax Contributions shall be treated as either (i) After-Tax Contributions or (ii) paid to the Participant each payroll period pursuant to an election made by the Participant at the time the Participant elected to make Before-Tax Contributions. If a Participant did not make an election, the Participant's excess Before-Tax Contribution shall be paid to the Participant each payroll period.

          (c) If, pursuant to Section 4.4(a)(i), the Employer determines that it is necessary to amend Agreements of Participants within the highly-compensated group, all reductions of Before-Tax Contribution Percentages shall be made in increments of 1 percentage point, beginning with the highest Before-Tax Contribution Percentage existing within the highly-compensated group and affecting all Participants with such Percentage, and continuing in serial order until the limitations set forth in Section
     4.8 are met.

     Section 4.5 A Participant may change the Participant's rate of After-Tax Contributions or Before-Tax Contributions by giving notice to the Recordkeeper. Such change shall be imple-mented as soon as possible. In the event the Earnings of a Participant change, the Participant's rate of After-Tax Contributions and Before-Tax Contributions then in effect shall be applied to the Participant's changed Earnings without any further action by the Participant.

     Section 4.6 If a Reemployed Participant who was absent as a result of Military Service or Public Service returns to active employment and there has not been a Termination of Employment under Section 11.2, the Participant may elect within ninety (90) days after such return to make a lump-sum payment to the Employer equal to the total After-Tax Contributions and/or Before-Tax Contributions eligible for matching Employer Contributions which would have been made had there been no such absence. Such payment shall be made on the basis of the Participant's Earnings and rate of After-Tax Contributions and/or Before-Tax Contributions eligible for matching Employer Contributions on the date of the commencement of such absence. Alternatively, the Participant may make payments of the same amount in installments by payroll deductions from the Participant's Earnings over a period of up to five (5) years. Any such payments (either lump sum or installments) shall be treated as After-Tax Contributions for the Plan Year in which the payments are made and Employer Contributions shall be made with respect thereto. The Employee Contributions under this Section shall be in addition to any Employee Contributions elected under Sections 4.2 or 4.3.

     Section 4.7 If a Participant who received Workers' Compensation or Maintenance and Cure Payments and Sick Leave or Salary Continuation under the plans provided by the Employer during an absence due to an occupational illness or injury returns to active employment and there has not been a Termination of Employment under Section 11.2, the Participant may elect within 14 days after such return to make a lump-sum payment to the Employer equal to the total After-Tax Contributions and/or Before-Tax Contributions eligible for matching Employer Contributions which would have been made had there been no such absence. Such payment shall be made on the basis of the Participant's Earnings and rate of After-Tax Contributions and/or Before-Tax Contributions eligible for matching Employer Contributions on the date of the commencement of such absence. Any such payment shall be treated as After-Tax Contributions for the Plan Year in which the payments are made and Employer Contributions shall be made with respect thereto. The Employee Contributions under this Section shall be in addition to any Employee Contributions elected under Sections 4.2 or 4.3.

     Section 4.8 After-Tax Contributions made by Eligible Highly Compensated Employees and Employer Contributions made on behalf of Eligible Highly Compensated Employees for a Plan Year must satisfy the requirements of Section 401(m)(2) of the Code and Section 1.401(m)-1(b) of the Income Tax Regulations. Before-Tax Contributions made on behalf of Eligible Highly Compensated Employees for a Plan Year must meet the requirements of Section 401(k) of the Code and Section 1.401(k)-1(b) of the Income Tax Regulations. In addition, After-Tax Contributions, Before-Tax Contributions, and Employer Contributions allocated to an Eligible Highly Compensated Employee's Account for a Plan Year must satisfy, when appropriate, the requirements of Section 401(m)(9) of the Code and Section 1.401(m)-2 of the Income Tax regulations. Any After-Tax contributions exceeding the limitation imposed by this Section 4.9 shall be reclassified or returned to the Participant pursuant to the provisions of Article 23 and in accordance with a reclassification or refund election made by the Participant.

     Section 4.9 A Participant or an Employee who is not an Excluded Employee regardless of whether the Employee has satisfied the participation requirements of Article 3, may transfer to the Trust Fund (i) a qualifying rollover distribution, as defined in Section 402(c) of the Code, from another qualified plan or (ii) a qualifying distribution from a conduit individual retirement account, as defined in Section 408(d)(3) of the Code. The amounts transferred shall be invested in the Funds in the amounts designated by the Employee or Participant. The transferred amount shall be fully vested and nonforfeitable and shall be subject to the same withdrawal restrictions that Employee Contributions are subject to. The plan administrator shall develop such procedures, and may require such information from an Employee or Participant desiring to make such a transfer, as it deems necessary or desirable to determine that the proposed transfer will meet the requirements of this Section and the requirements of Sections 402 and 408 of the Code.


            ARTICLE 5.  CONTRIBUTIONS BY EMPLOYERS

     Section 5.1 Subject to the limitations contained in Sections 5.3 and 5.4, each Employer shall contribute on behalf of each of its Participants an amount equal to 50% of the amount, not in excess of 6% of a Participant's Earnings, contributed to the Savings Plan by the Employer's Participants, whether as After-Tax Contributions, Before-Tax Contributions, or a combination thereof. No Employer Contributions shall be made with respect to Rollover Contributions.

     Section 5.2 Employer Contributions shall be made to the Trustee in cash as soon as possible and shall be invested in the AEP Stock Fund. The Trustee shall purchase AEP Stock on the open market, in private transactions or directly from AEP, in accordance with a non-discretionary purchasing program. Any purchase of AEP Stock directly from AEP shall be at the average of the highest and lowest selling prices of AEP Stock on the New York Stock Exchange on the date of purchase, except that the Trustee may avail itself of any more favorable price that may be made available to it from time to time, as a holder of AEP Stock, through participation in a dividend reinvestment plan, the exercise of stock rights, or otherwise.

     Section 5.3    The maximum amount of Employer Contri-
butions, Before-Tax Contributions and After-Tax Contributions allocated to a Participant's Account for a Plan Year shall be determined under the following rules:

          (a)  The aggregate of:

               (i)  the amount allocated to any Participant
          pursuant to the American Electric Power System
          Employee Stock Ownership Plan during such Plan Year, and

               (ii)  the Employer Contributions, Before-Tax
          Contributions and After-Tax Contributions allocated to any Participant during such Plan Year, and

               (iii)  the contributions of an Employer
          allocated to the Participant during such Plan Year pursuant to any other qualified defined contribution plan provided by an Employer,

               (iv)  the amount of such Participant's
          contributions to any other qualified contribution plan provided by an Employer,

               (v)  forfeitures, and

               (vi) amounts allocated, after March 31, 1984, to an individual medical account, as defined in
          Section 415(l)(2) of the Code, which is part of a pension or annuity plan maintained by the Employer, and amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits, allocated to the separate account of a key employee, as defined in
          Section 419A(d)(3) of the code, under a welfare benefit fund, as defined in Section 419(e) of the Code, maintained by the Employer may not exceed the lesser of (A) $30,000 plus the amount allocated to such Participant pursuant to the American Electric Power System Employees Stock Ownership Plan or (B) 25% of the compensation of such Participant from the Employer during such Plan Year. Whenever Congress or the Internal Revenue Service modifies the limitations set forth in the preceding sentence, such limitations shall be automatically adjusted without any further amendment to the Savings Plan.

     Section 5.4    Notwithstanding any provisions in the
Savings Plan to the contrary, the following provisions shall become effective in any Plan Year in which the Savings Plan is determined to be a Top-Heavy Plan.

          (a) For purposes of this section, the following definitions shall apply:

               (i)  Key Employee shall mean any Employee or
          former Employee (and the beneficiaries of such an Employee) who at any time during the determination period was an officer of an Employer if such indi-vidual's annual Compensation exceeds 50% of the dollar limitation under Section 415(b)(1)(A) of the Code, an owner (or considered an owner under Section 318 of the Code) of one of the ten largest interests in American Electric Power Company, Inc., if such individual's Compensation exceeds 100% of such dollar limitation, a 5% owner of American Electric Power Company, Inc., or a 1% owner of American Electric Power Company, Inc., who has annual Compensation of more than $150,000. The determination period is the Plan Year containing the Determination Date and the four preceding Plan Years. The determination of who is a Key Employee shall be made in accordance with
          Section 416(i)(l) of the Code.

               (ii) The Savings Plan shall be a Top-Heavy Plan for any Plan Year, if any of the following conditions exists:

                    (A)  The Top-Heavy Ratio for the Savings
               Plan exceeds 60%, and the Savings Plan is not part of any Required Aggregation Group or Permissive Aggregation Group,

                    (B)  The Savings Plan is a part of a
               Required Aggregation Group (which is not part of a Permissive Aggregation Group) and the Top-
               Heavy Ratio for the group exceeds 60%, or

                    (C)  The Savings Plan is a part of a
               Required Aggregation Group and part of a Permissive Aggregation Group and the Top-Heavy Ratio for the Permissive Aggregation Group exceeds 60%.

               (iii)  The Top-Heavy Ratio for any Required
          Aggregation Group or Permissive Aggregation Group, as appropriate, is a fraction, the numerator of which is the sum of the present value of accrued benefits under the aggregated defined benefit plan(s) for all Key Employees as of the Determination Date(s), including any part of any accrued benefit distributed in the five-year period ending on the Determination Date(s), and the sum of account balances under the aggregated defined contribution plan(s) for all Key Employees as of the Determination Date(s), and the denominator of which is the sum of the present values of all accrued benefits under the aggregated defined benefit plan(s), including any part of any accrued benefit distributed in the five-year period ending on the Determination Date(s), for all participants and the sum of the account balances under the aggregated defined contribution plan(s) for all participants as of the Determination Date(s), all determined in accordance with Section 416 of the Code and the Regulations thereunder. The account balances under a defined contribution plan in both the numerator and denominator of the Top-Heavy Ratio shall be adjusted for any distribution of an account balance made in the five-year period ending on the Determination Date(s).

                    (A)  For purposes of subsection (iii), the
               value of account balances and the present value of accrued benefits will be determined as of the most recent Valuation Date that falls within or ends with the 12-month period ending on the Determination Date. The account balances and accrued benefits of a participant (i) who is not a Key Employee but who was a Key Employee in a prior Plan Year, or (ii) who has not performed services for an Employer maintaining the Savings Plan at any time during the five-year period ending on the Determination Date will be disregarded. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers, and transfers are taken into account, shall be made in accordance with Section 416 of the Code. When aggregating plans, the value of account balances and accrued benefits will be calculated with reference to Determination Dates that fall within the same calendar year.

               (iv) Permissive Aggregation Group shall mean the Required Aggregation Group plus any other plan or plans of the Employer which, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of Sections 401(a)(4) and 410 of the Code.

               (v) Required Aggregation Group shall mean (i) each qualified plan of the Employer in which at least one Key Employee participates regardless of whether the plan has terminated and (ii) any other qualified plan of the Employer which enables a plan described in (iv) to meet the requirements of Sections 401(a)(4) or 410 of the Code.

               (vi) Determination Date shall mean the last day of the preceding Plan Year.

               (vii) Valuation Date shall mean the date as of which account balances or accrued benefits are valued for purposes of calculating the Top-Heavy Ratio, and shall be the same date used with respect to the American Electric Power System Retirement Plan ("Retirement Plan") for computing plan costs for minimum funding standard purposes.

               (viii)  Present Values shall be based upon the
          interest and mortality rate set forth in the Retirement Plan.

          (b) Notwithstanding any provisions to the contrary, for any Plan Year during which the Savings Plan is a Top-Heavy Plan and is not required to be aggregated with the Retirement Plan or any other qualified defined benefit plan provided by an Employer, the minimum Employer Contribution for such Plan Year on behalf of each Participant who is not a Key Employee shall not be less than the lesser of 3% of such Participant's Compensation or the largest percentage of Employer Contributions and forfeitures, as a percentage of the Key Employee's Compensation as defined in Section 2.16 of the Plan including 401(k) salary deferrals, allocated on behalf of any Key Employee for that Plan Year. The minimum Employer Contribution shall be made even though, under other Plan provisions, the Participant would not be entitled to receive an allocation, or would have received a lesser allocation during the Plan Year; provided that, however, the provisions of this subsection shall not apply to any Participant not employed by an Employer on the last day of the Plan Year or any Participant who is covered under any other plan or plans provided by an Employer which provide that the minimum benefit requirement applicable to Top-Heavy Plans will be met under such plan or plans.

          (c) The minimum Employer Contribution provided under subsection (b) shall not be forfeited as a result of any withdrawal of Employee Contributions.

          (d) For any Plan Year in which the Savings Plan is determined to be a Top-Heavy Plan, only the first $150,000 (or such larger amount as may be prescribed by the Secretary of the Treasury or his delegate) of a Participant's Annual Compensation shall be taken into account for purposes of determining Employer Contributions under the Plan.

          (e) For any Plan Year in which the Savings Plan is determined to be a Top-Heavy Plan, the following minimum vesting schedule shall apply:

               Years of           Vested       Forfeited
               Service          Percentage     Percentage
               --------         ----------     ----------

          Less than 2                0            100
          2 but less than 3         20             80
          3 but less than 4         40             60
          4 but less than 5         60             40
          5 but less than 6         80             20
          6 or more                100              0

     The minimum vesting schedule applies to all benefits within the meaning of Section 411(a)(7) of the Code except those attributable to Employee Contributions, including benefits accrued before the effective date of Section 416 of the Code and benefits accrued before the Savings Plan became a Top-Heavy Plan. Further, no reduction in vested benefits may occur in the event the Savings Plan's status as a Top-Heavy Plan changes for any Plan Year. However, this section shall not apply to the account balance of any Employee who does not have an Hour of Service after the Savings Plan has initially become a Top-Heavy Plan and such Employee's account balance attributable to Employer Contributions and forfeitures will be determined without regard to this section.

          (f) If the Savings Plan becomes a Top-Heavy Plan and subsequently ceases to be such, any Participant who had at least 3 Years of Service as of December 31 in the last Plan Year of top heaviness may elect to have the minimum vesting schedule set forth in subsection (e) of this section continue to apply in determining his Vested Percentage. For other Participants, such schedule shall apply only to their Employer Contribution Account balance as of such December 31.


            ARTICLE 6.  INVESTMENT OF CONTRIBUTIONS

     Section 6.1 Participant After-Tax Contributions and Before-Tax Contributions, made pursuant to the provisions of
Article 4, shall be invested by the Trustee in the Funds selected by the Participant. The Participant may change the selected Funds by notifying the Recordkeeper. Any change in the investment of the Participant's After-Tax Contributions and Before-Tax Contributions shall be implemented as soon as practicable. Employer Contributions with respect to each Participant shall be invested by the Trustee entirely in the AEP Stock Fund.

     Section 6.2 A Participant or a Participant's surviving spouse may elect to transfer all or a portion of the Participant's Employee Contributions from any Fund or Funds to any other Fund or Funds by giving notice to the Recordkeeper. Transfers between Funds may be made in any whole percentage or dollar amount. For purposes of this Section, Investment Income is deemed to be part of the Participant's Employee Contributions. An election to transfer Employee Contributions between Funds shall be implemented as soon as possible and shall be based upon the value of the Funds as of the end of the business day in which the transfer is executed.

     Section 6.3 Each Participant shall have the right and shall be afforded the opportunity, in accordance with proce-dures adopted by AEP (including the appointment of an agent to solicit and/or tabulate such instructions), to instruct the Trustee how to vote at any meeting of the shareholders of AEP the number of shares of AEP stock credited to such Participant in the AEP Stock Fund. The Company shall cause each Partici-pant to be provided with a copy of a notice of each such meeting of shareholders and all applicable proxy material, together with an appropriate form for the Participant to indicate the Participant's voting instructions. Any AEP Stock for which no such instructions are received by the Trustee shall be voted by the Trustee in the same proportions as the AEP Stock for which instructions were received.

     Section 6.4 Once a Participant attains age 55, the Participant may elect to transfer Employer Contributions and Investment Income thereon from the AEP Stock Fund to any other Fund. If the AEP Stock Fund consists of Employee Contributions and Employer Contributions, an election to transfer less than 100% of the Participant's interest in the AEP Stock Fund shall result in a pro-rata transfer of Employee Contributions and Employer Contributions. An election to transfer Employer Contributions shall be implemented as soon as possible and shall be based upon the value of the AEP Fund as of the end of the business day the transaction is executed. Future Employer Contributions made on behalf of a Participant age 55 or over shall be invested by the Trustee in the AEP Stock Fund.

     Section 6.5    Effective January 1, 1996, the age 55
requirement in Section 6.4 shall be reduced to age 50.

     Section 6.6 A Participant's surviving spouse who defers the distribution of the Participant's Savings Plan account balance, may elect to transfer Employer Contributions and Investment Income allocated thereon from the AEP Stock Fund to any other Fund. The surviving spouse's right to transfer Employer Contributions and Investment Income thereon is not dependent upon the age of the Participant at the time of the Participant's death.

     Section 6.7 The plan administrator, Trustee or Recordkeeper may modify or suspend the transfer or exchange of Funds as provided in Sections 6.2, 6.4 and 6.6 for a period of time to protect the interests of the Participants in the AEP Stock Fund, Fixed income Fund or the Mutual Funds. This may happen in instances where excessive trading or conversion out of a Fund can undermine the objective of the Fund or where the liquidity position of the Fund needs to be considered.


             ARTICLE 7.  VALUATION AND ALLOCATION

     Section 7.1 The Mutual Funds, the AEP Stock Fund, and the Fixed Income Fund shall be valued daily at their fair market value and each Participant's Account shall be valued daily at its fair market value. The fair market value calculation for a Participant's Account shall be made after all Contributions, withdrawals, distributions, Investment Income and transfers for the day are recorded.

     Section 7.2    The Recordkeeper shall establish and
maintain an Account for each Participant that records the contributions made by the Participant and Employer and investment directions given by the Participant.

     Section 7.3 The amount or extent of a Participant's interest in the AEP Stock Fund or the Fixed Income Fund shall be expressed in shares or units. The Trustee, Fidelity Management Trust Company, shall establish values for each share or unit and shall maintain daily share or unit values based upon the daily fair market value of the AEP Stock Fund and the Fixed Income Fund.

     Section 7.4 At least annually, at a time to be deter-mined by the Company, each Participant shall be furnished with a statement setting forth the value of each of the Participant's Accounts, together with a statement of the amounts contributed to each such Account by the Participant and by any Employer on the Participant's behalf.


              ARTICLE 8.  VESTING AND FORFEITURES

     Section 8.1    A Participant's After-Tax Contributions
Account, CSP After-Tax Contributions Account, Before-Tax
Contributions Account, CSP Before-Tax Contributions Account,
Retirement Plan Contributions Account, and Rollover
Contributions Account shall at all times be vested.

     Section 8.2    Effective June 1, 1993, Employer
Contributions allocated to a Participant's Account shall be fully vested once the Employee becomes a Savings Plan
Participant.

     Section 8.3 If, prior to June 1, 1993, a Participant forfeited matching Employer Contributions as the result of a Termination of Employment or a withdrawal, all or part of the amount forfeited may be restored by the Participant's or the Reemployed Participant's repayment of all or part of the After-Tax Contributions and/or Before-Tax Contributions for which the Participant received matching Employer Contributions. The repayment for a Reemployed Participant must be made in a lump sum (i) prior to the Participant incurring five consecutive Breaks in Service and (ii) within a five-year period beginning on the Participant's Reemployment Commencement Date. The repayment for a Participant who made a withdrawal must be made in a lump sum (i) prior to the Participant incurring five consecutive Breaks in Service and (ii) within a five-year period beginning on the date of the withdrawal. A repayment which represents Before-Tax Contributions shall be treated as if it were a repayment of After-Tax Contributions and shall be credited to the Participant's After-Tax Contributions Account.


           ARTICLE 9.  WITHDRAWALS AND DISTRIBUTIONS

     Section 9.1 Subject to the requirements of Section 9.4, a Participant who has not terminated employment (an "Active Participant") may elect to withdraw an amount less than or equal to the aggregate value of the Active Participant's Account. The election is limited to two withdrawals per year and shall be made by notifying the Recordkeeper of the amount to be withdrawn. The aggregate value of the Active Participant's Account shall be determined as of the end of the business day the withdrawal request is processed and the amount withdrawn shall be paid in cash and/or shares of AEP Stock as soon as possible. Withdrawals shall be taken pro-rata from the Funds the Active Participant's Account is invested in and shall be charged against the Active Participant's Account in the priority specified in Section 9.5.

     If an Active Participant attains age 70-1/2, the balance of the Active Participant's Account shall be distributed to the Active Participant as provided in Section 9.8. If an Active Participant dies prior to attaining age 70-1/2, the Active participant's Beneficiary shall be entitled to distributions as provided in Section 9.9. If an Active Participant dies after attaining age 70-1/2, the Active Participant's Beneficiary shall be entitled to distributions as provided in Section 9.10.

     Section 9.2 Except as provided in Section 9.7, a Participant whose Termination of Employment qualifies as a retirement under the terms of the American Electric Power System Retirement Plan (a "Retired Participant") may elect to withdraw an amount less than or equal to the aggregate value of the Retired Participant's Account. The election is limited to two withdrawals per year and shall be made by notifying the Recordkeeper of the amount to be withdrawn. The aggregate value of the Retired Participant's Account shall be determined as of the end of the business day the withdrawal request is processed and the amount withdrawn shall be paid in cash and/or shares of AEP Stock as soon as possible. Withdrawals shall be taken pro-rata from the Funds the Retired Participant's Account is invested in and shall be charged against the Retired Participant's Account in the priority specified in Section 9.5.

     If a Retired Participant attains age 70-1/2, the balance of the Retired Participant's Account shall be distributed to the Retired Participant as provided in Section 9.8. If a Retired Participant dies prior to attaining age 70-1/2, the Retired Participant's Beneficiary shall be entitled to distributions as provided in Section 9.9. If a Retired Participant dies after attaining age 70-1/2, the Retired Participants's Beneficiary shall be entitled to distributions as provided in Section 9.10.

     Section 9.3 Except as provided in Section 9.7, a Participant whose termination of employment did not qualify as a retirement under the terms of the American Electric Power System Retirement Plan (a "Terminated Participant"), may not withdraw an amount that is less than the aggregate value of the Terminated Participant's Account. If a Terminated Participant requests a withdrawal, the request must be for the entire value of the Terminated Participant's Account. The value of the Terminated Participant's Account shall be determined as of the end of the last business day the withdrawal request is processed and the amount withdrawn shall be paid in cash and/or shares of AEP Stock as soon as possible. If a Terminated Participant does not request a complete withdrawal of the Terminated Participant's Account prior to attaining age 70-1/2, the Terminated Participant's Account shall be distributed to the Terminated Participant as of the last business day of the month preceding the month in which the Terminated Participant attains age 70-1/2.

     If a Terminated Participant dies before requesting a complete withdrawal of the Terminated Participant's Account, the aggregate value of the Terminated Participant's Account shall be distributed to the to the Terminated Participant's Beneficiary within 120 days of the Terminated Participant's date of death.

     Section 9.4 No amounts may be withdrawn by a Active Participant from the Active Participant's Before-Tax Contributions Account or CSP Before-Tax Contributions Account prior to the Active Participant's termination of employment unless the Active Participant (i) has attained age 59-1/2, (ii) is Disabled, or (iii) faces an immediate and heavy financial hardship. No amounts may be withdrawn by a Active Participant from the Active Participant's Before-Tax Contributions Account or CSP Before-Tax Contributions Account on the basis of an immediate and heavy financial hardship unless the Active Participant has demonstrated such financial hardship to the satisfaction of a Hardship Committee appointed by the Company. The Hardship Committee shall consent to such withdrawal only if it determines that the purpose of the withdrawal is to meet immediate and heavy financial needs of the Active Participant, the amount of withdrawal does not exceed such financial needs, and the amount of withdrawal is not reasonably available from other resources of the Active Participant. A Participant may request a withdrawal of Before-Tax Contributions or CSP Before-Tax Contributions if the Active Participant can demonstrate that the Before-Tax Contributions are to be used to (i) purchase a primary residence, (ii) pay for post secondary educational needs for the Active Participant or members of the Active Participant's immediate family, or (iii) pay for other miscellaneous needs such as being financially over-extended or to pay past due real estate taxes or income taxes. In each request for a withdrawal of Before-Tax Contributions or CSP Before-Tax Contributions, the Active Participant must provide an income and disbursement statement, a balance sheet listing liabilities and assets, and copies of any relevant statements such as real estate purchase agreements or copies of past due notices. If a hardship withdrawal of Before-Tax Contributions or CSP Before-Tax Contributions is approved, the Hardship Committee may gross-up the amount requested to take into consideration income taxes and penalties the Active Participant will have to pay on the amount withdrawn.

     Section 9.5    Withdrawals shall be charged against a
Participant's Account in the following order of priority:

          (a)  First, the Participant's CSP After-Tax
     Contributions Account;

          (b)  Second, the Participant's After-Tax
     Contributions Account;

          (c)  Third, the Participant's Retirement Plan
     Contributions Account;

          (d)  Fourth, the Participant's Rollover Contributions
     Account;

          (e)  Fifth, CSP Employer Contributions Account;

          (f)  Sixth, Employer Contributions Account;

          (g)  Seventh, the Participant's CSP Before-Tax
     Contributions Account; and

          (h)  Eighth, the Participant's Before-Tax
     Contributions  Account.

     Section 9.6 Distributions of a Participant's Account shall be deemed to come from the Participant's After-Tax
Contributions made prior to January 1, 1987, excluding earnings thereon. Once the pre-1987 After-Tax Contributions are distributed, then distributions shall come from the Participant's post-1986 After-Tax Contributions and earnings thereon.

     Section 9.7 Upon a Participant's (either a Retired Participant or a Terminated Participant) Termination of Employment, if the value of the Participant's Account determined as of the end of the business day in which the Participant's Termination of Employment occurs is $3,500 or less, the entire value of the Participant's Account shall be distributed to the Participant as soon as possible; provided if the value of the Participant's Accounts exceeded $3,500 at the time of any prior distribution then the Participant must consent to such distribution. If a Participant's Account includes CSP Before-Tax Contributions, CSP After-Tax Contributions or CSP Employer Contributions, the Participant's spouse must consent to a distribution of the Participant's Account if the value of the Account exceeded $3,500 at the time of any prior distribution.

     Section 9.8 Upon the attainment of age 70-1/2 the Participant's Account shall be distributed to either the Participant or to the Participant and the Participant's designated beneficiary over the life expectancy of the Participant or the joint life expectancy of the Participant and the Participant's designated beneficiary. The determination of the Participant's life expectancy or the joint life expectancy of the Participant and the designated beneficiary, may be recalculated annually if the Participant makes a recalculation election. If the Participant fails to make a distribution election, the Participant's Account shall be distributed over the a Participant's life expectancy without life expectancy recalculation. An election of a distribution option is irrevocable once distribution payments commence. The determination of life expectancy and the amount of the required distributions shall be made in accordance with Section 401(a)(9) of the Code.

     Section 9.9 If a Participant dies prior to the attainment of age 70-1/2, the value of the Participant's Account shall become distributable to the Participant's Beneficiary as follows. If the Beneficiary is not the Participant's surviving spouse, the Beneficiary shall receive the value of the Participant's Account in a single distribution, to be made in cash and shares of AEP Stock, within 120 days of the Participant's date of death. If the Beneficiary is the Participant's surviving spouse, the surviving spouse may elect, within 120 days of the Participant's date of death, to receive the value of the Participant's Account (i) in a single distribution to be made as soon as practicable in cash and shares of AEP stock, or (ii) to defer receipt of the Participant's Account until December 31 of the calendar year in which the Participant would have attained age 70-1/2, at which time the balance of the Account shall be distributed to the surviving spouse in at least annual installments based upon the surviving spouse's life expectancy at that time. The determination of the surviving spouse's life expectancy and the amount and date of each distribution under clause (ii) shall be determined in accordance with Section 401(a)(9) of the Code, and the regulations and notices issued thereunder. A surviving spouse who elects to defer under (ii) above may make annual withdrawals in accordance with either Section 9.1 or Section
9.2. If the surviving spouse fails to make an election within 120 days of the Participant's date of death, distribution of the Participant's Account shall be made as though the surviving spouse elected at the end of such 120-day period to receive a single distribution of cash and shares of AEP Stock.

     Section 9.10 If a Participant dies after the attainment of age 70-1/2, the value of the Participant's Account shall become distributable to the Participant's beneficiary as follows. If the Beneficiary is not the Participant's surviving spouse, the Beneficiary shall receive the value of the Participant's Account in a single distribution of cash and shares of AEP Stock within 120 days of the Participant's date of death, or (ii) if distributions required under Section 401(a)(9) of the Code were being made based upon the joint life expectancy of the participant and the beneficiary, over the remaining period of joint life expectancy distribution election. If the beneficiary is the Participant's surviving spouse, the surviving spouse may elect, within 120 days of the Participant's date of death, to receive the value of the Participant's Account (i) in a single distribution of cash and shares of AEP Stock to be made as soon as practicable, (ii) in annual withdrawals in accordance with either Section 9.1 or
Section 9.2, provided that any such payments must be distributed at least as rapidly as under the distribution method being used at the time of the Participant's death, or
(iii) under the distribution method being used for the Participant and the Participant's surviving spouse under
Section 401(a)(9) of the Code at the time of the Participant's death. A surviving spouse who elects to receive distributions under (iii) above, may make annual withdrawals in accordance with either Section 9.1 or Section 9.2 or request a lump-sum distribution at any time. If distributions are not being made based upon the joint life expectancy of the Participant and the Participant's spouse as of the Participant's date of death and the surviving spouse fails to make an election within 120 days of the Participant's date of death, distribution of the Participant's Account shall be made as though the surviving spouse elected at the end of such 120-day period to receive a single distribution of cash and shares of AEP Stock.

     Section 9.11 Unless a Participant otherwise elects to defer payment of the Participant's Account pursuant to this
Article 9 or elects to defer distribution to age 70-1/2, the payment of the Participant's Account balance to the Participant will begin not later than the 60th day after the latest of the close of the Plan Year in which:

          (A) the date on which the Participant attains the earlier of age 65 or the Participant's normal retirement date which is the first day of the calendar month whose first day is nearest the Participant's 65th birthday, or

          (B) occurs the 10th anniversary of the year in which the Participant commenced participation in the Savings
     Plan, or

          (C) the Participant terminates employment with an Employer.


       ARTICLE 10.  QUALIFIED DOMESTIC RELATIONS ORDERS

     Section 10.1 An Alternate Payee may elect to withdraw the entire value of the Participant's Account assigned to the Alternate Payee pursuant to an approved Qualified Domestic Relations Order. Such value shall be determined as of the close of the business day the request is processed and the amount withdrawn shall be paid in cash as a lump-sum as soon as practicable. Until the Alternate Payee elects to make a complete withdrawal, the Funds assigned to the Alternate Payee shall be segregated and maintained as a separate Account for the benefit of the Alternate Payee. If the Alternate Payee dies prior to making a withdrawal, the full value of the Accounts assigned to the Alternate Payee shall be paid to the Alternate Payee's beneficiary as soon as practicable. An Alternate Payee may elect to make transfers between Funds as provided in Article 6.


            ARTICLE 11.  TERMINATION OF EMPLOYMENT
                    AND TEMPORARY ABSENCES

     Section 11.1 Except as otherwise provided in Section 11.2, a Termination of Employment occurs when an Employee ceases rendering services to an Employer for which the Employee is receiving wages, as defined in Section 3121(a) (but determined without regard to the dollar limitations in Section 3121(a)(l)) of the Code (relating to remuneration subject to Social Security taxes) or the corresponding provisions of any successor legislation.

     Section 11.2 A Termination of Employment shall not occur because of an Employee's absence from work as a result of (i) sick leave under the Employer's sick leave plan, (ii) a Layoff by the Employer, (iii) Military Service, or (iv) a Leave of Absence, until one of the following events occurs:

          (a) In the case of an Employee who has been on sick leave and who has neither returned to active employment nor has been placed on a Leave of Absence by the expiration of the Employee's sick leave entitlement period, a Termination of Employment will occur at the expiration of such period;

          (b) In the case of an Employee who was laid off and who has not returned to work within the period during which the Employee has reemployment rights, a Termination of Employment will occur at the expiration of such period; and

          (c) In the case of an Employee who was in Military Service or on a Leave of Absence and who has not returned to work within 30 days (or such longer period as may be prescribed by any applicable law or regulation) after the termination of the Employee's active Military Service or Leave of Absence, a Termination of Employment will occur at the end of such 30-day (or longer) period.

     Section 11.3 The provisions of this Article are appli-cable only to determine when a Termination of Employment occurs and are not applicable to determine if an Employee has completed a Year of Service or incurred a Break in Service.


           ARTICLE 12.  SERVICE COMPUTATION PERIODS
                     AND BREAKS IN SERVICE

     Section 12.1 Except as provided in Section 12.2, the Service Computation Period of an Employee is the 12-consecu-tive-month period beginning with the Participant's Employment Commencement Date (as defined in Section 12.3) and each suc-ceeding 12-consecutive-month period.

     Section 12.2   The Service Computation Period for an
Employee (i) who terminates employment and (ii) who is subsequently reemployed by an Employer shall be determined as follows:

          (a) Where the Employee's Reemployment Commencement Date is within the 12 month period dating from the Employee's Employment Termination Date (as defined in
     Section 12.3), the Employee's Reemployment Commencement Date shall be disregarded and Service Computation Period shall be determined under Section 12.1 as though the Employee had not terminated employment.

          (b) Where the Employee's Reemployment Commencement Date is not within the 12-month period dating from the Employee's Employment Termination Date, the Employee's Service Computation Period shall be determined under
     Section 12.1 with the term "Reemployment Commencement Date" substituted for the term "Employment Commencement Date."

     Section 12.3   For purposes of this Article:

          (a) "Employment Commencement Date" means the date on which an Employee first performs an Hour of Service for an Employer.

          (b) "Employment Termination Date" means in the case of each Employee, the day of the month in which the first of the following occurs; (i) the date on which the Employee quits, retires, dies or is discharged, or (ii) the first anniversary of the Employee's first date of absence for leave of absence or layoff, or (iii) two years from the date the Employee is first absent from Employment because of (a) the pregnancy of such Employee or such Employee's spouse, (b) the birth of the Employee's child, or the adoption of a child by such Employee, or (c) the care of such Employee's child immediately after its birth or adoption as the case may be.

          (c) "Break in Service" means in the case of an Employee for whom an Employment Termination Date is defined, the 12 consecutive-month period beginning with the Employee's Employment Termination Date and each annual anniversary thereof.


                  ARTICLE 13.  BENEFICIARIES

     Section 13.1   Except as provided in Section 13.2, a
Participant at any time may (i) designate one or more persons as the Participant's Beneficiary and (ii) change the designation of Beneficiary.

     Section 13.2 No designation by a married Participant of a Beneficiary other than the Participant's spouse shall be valid unless the Participant's spouse consents to the designation in writing and the spouse's consent is witnessed by a notary public or a representative of the Employer. Notwithstanding the foregoing consent requirement, if the Participant establishes to the satisfaction of the Employer that such written consent may not be obtained because there is no spouse or the spouse cannot be located, the designation will be deemed valid. Any consent necessary under this provision will be valid only with respect to the spouse who signs the consent, or in the event of an election deemed valid, the affected spouse. A revocation of a prior designation under
Section 13.1 may be made without the consent of the spouse.

     Section 13.3 If (i) a Participant fails to designate a Beneficiary, or (ii) the designated Beneficiary does not survive the Participant, and fails to designate a Secondary Beneficiary or (iii) the Secondary Beneficiary does not survive the Beneficiary, the applicable distribution shall be payable in the following order of priority to the following persons who survive the Participant or the Participant's Beneficiary, as the case may be:

          (a)  The Participant's spouse;

          (b)  The Participant's children, in equal shares;

          (c)  The Participant's parents, in equal shares;

          (d) The Participant's brothers and sisters, in equal shares;

          (e)  The Participant's executors or administrators;
     or

          (f) Any person to whom it may be lawful to make such payment under the applicable provision of law.


             ARTICLE 14.  TRUST FUND AND EXPENSES

     Section 14.1 All of the Funds of the Savings Plan shall be held as a Trust Fund for use in accordance with the provi-sions of the Savings Plan in providing benefits for Partici-pants and their Beneficiaries. The Trust Fund shall be held by Key Trust Company of Ohio, N.A. and Fidelity Management Trust Company as Co-Trustees, or by such other Trustee or Trustees as may be appointed from time to time by the Board of Directors of the Company, under a trust instrument or instruments which shall be approved by the Board of Directors of the Company, with such power in the Trustee or Trustees as to investment, reinvestment, control and disbursement of the funds as shall be provided in the trust instrument or instruments.

     Section 14.2 Direct charges and expenses arising out of the purchase or sale of securities, and taxes levied on or measured by such transactions, shall be charged against the Fund or Funds for which the transactions took place. Participants shall pay the administrative charges assessed by the Recordkeeper for processing withdrawals or loans. The Employers shall provide all other funds required for the administrative expenses of the Savings Plan and shall pay such amounts directly to the Trustee.


                  ARTICLE 15.  ADMINISTRATION

     Section 15.1 The Company shall be the named fiduciary and plan administrator and shall (i) construe the provisions of the Savings Plan, (ii) determine eligibility and the amount of all benefits payable under the Savings Plan, (iii) issue all instructions to the Trustee to make payments from the Trust Fund and (iv) generally exercise administrative responsibility and authority in all matters relating to the Savings Plan. The Board of Directors of the Company, or any officer or committee to whom authority has been so delegated by such Board, may (i) delegate to each Employer the determination of eligibility and of the amount of all benefits payable with respect to such Employer's own Employees, former Employees, Participants or former Participants, (ii) appoint agents who are authorized to issue instructions to the Trustee to make payments from the Trust Fund and (iii) delegate to any persons such other administrative responsibility or authority as may be appropriate.

     Section 15.2 Subject to the limitations of the Savings Plan, the Company may from time to time establish rules, regulations, or procedures for the administration of the Savings Plan. Such rules, regulations and procedures, and administration of the Savings Plan with respect to eligibility of Employees, Contributions, or benefits, shall be applied in a uniform manner to all Employees or other persons similarly situated, and there shall be no discrimination in favor of Employees who are officers, shareholders as such, or highly compensated.

     Section 15.3 The Company shall establish and maintain claims procedures, in accordance with regulations of the Department of Labor, which shall (i) provide adequate notice to any Participant or Beneficiary whose claim for benefits under the Savings Plan has been denied (hereafter called a "Claimant"), setting forth the specific reasons for such denial in a manner calculated to be understood by the Claimant, and
(ii) afford a reasonable opportunity to any Claimant for a full and fair review by the Company of the decision denying the claim.

     Section 15.4 Except as otherwise provided in the Savings Plan, all elections, waivers, revocations, notices, designations, appointments, consents, orders, certifications, findings, claims, submissions, appeals or decisions shall be in writing and in such form as may be prescribed by the Company.

     Section 15.5 The Savings Plan is an employee benefit plan covered under Title I of the Employer Retirement Income Security Act of 1974, as amended ("ERISA"). In accordance with
Section 503 of Title I of ERISA, the plan administrator shall designate one or more named fiduciaries (which may include itself) under the Savings Plan, each with complete authority to review all denied claims for benefits under the Savings Plan with respect to which it has been designated named fiduciary. In exercising its fiduciary responsibilities, the named fiduciary shall have discretionary authority to determine whether and to what extent participant's and beneficiaries are eligible for benefits, and to construe disputed or doubtful Savings Plan terms. The named fiduciary shall be deemed to have properly exercised such authority unless it has abused its discretion hereunder by acting arbitrarily and capriciously.


                 ARTICLE 16.  DATA RELATING TO
                   ELIGIBILITY AND BENEFITS

     Section 16.1 The Company may require the certification to it of such data with respect to Employees, former Employees, Participants or former Participants (including, but not limited to, dates of birth, dates of entry into service and termination of service, dates of death, and compensation), as the Company may deem appropriate from time to time in connection with the administration of the Savings Plan. Any such certification may be relied upon by the Company.

     Section 16.2 The Company, the Employers, and their officers and directors shall be entitled to rely upon all certifications and reports made by independent accountants and upon all opinions given by any legal counsel retained or employed by the Company or by an Employer. Subject to the limitations of any applicable law, the Company, the Employers, and their officers and directors shall be fully protected with respect to any action taken or suffered by them in good faith, including action taken or suffered in reliance upon any accountant or counsel, and all actions so taken or suffered shall be conclusive on each of them and on Employees, former Employees, Participants or former Participants, and their Beneficiaries.

     Section 16.3 The Employers, Participants and their Beneficiaries shall furnish all information and proofs which the Company may reasonably require with regard to any event, fact or status relating to the participation of any Participant and the rights of any Participant or Beneficiary whether before or after the commencement or making of any payment under the Savings Plan. The Company shall not be liable for the fulfillment of any obligation in any way dependent upon such information as proof until it shall have been received by the Company in form satisfactory to it.

     Section 16.4   Except as otherwise provided in Section
15.5, findings by the Employer shall be conclusive and binding upon all persons for the purposes of the Savings Plan with respect to the following:

          (a) The fact and time of the commencement, duration and termination of employment of any Employee;

          (b) The fact and time of the commencement of any Disability;

          (c) The Contributions which have been made by or with respect to any Participant;

          (d)  The Earnings or compensation of any Participant;
     and

          (e) With respect to any persons covered by a collective bargaining agreement, the fact and time of the commencement, duration and termination of any period during which the Employer and the union have agreed that members of the collective bargaining unit are to be covered by the Savings Plan.


                ARTICLE 17.  GENERAL PROVISIONS

     Section 17.1 Assignment or alienation of benefits under the Savings Plan, or their pledge or encumbrance of any kind, shall not, except as otherwise required by applicable Federal law or regulation, be permitted or recognized in any circumstance, nor shall benefits under the Savings Plan be subject to attachment or other legal process for debts of any Participant or the Participant's Beneficiary, and upon due notice of any such assignment or attachment of any kind, any benefit payable from the Trust Fund shall terminate as to the Participant or the Participant's Beneficiary, and shall be applied by the Trustee for such person's benefit, or paid to the person's spouse, children or other dependents or any of them as determined by the Company, but nothing in this Section shall impair the right of a Participant to designate or change a Beneficiary as provided in the Savings Plan. Notwithstanding anything in the foregoing sentence to the contrary, benefits under the Savings Plan shall be paid in accordance with the provisions of a Qualified Domestic Relations Order.

     Section 17.2 The Savings Plan shall not merge or consolidate with, or transfer its assets or liabilities to, any other plan unless each Participant of the Savings Plan would (if such other plan then terminated) receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit the Participant would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Savings Plan had then terminated).

     Section 17.3 If the Company shall find that a Partic-ipant or a Beneficiary is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, the Company may cause the Trustee to make any payment due the Participant or Beneficiary from the Trust Fund, unless claim shall have been made therefore by a duly appointed legal representative, to the Participant's or Beneficiary's spouse, a child, a parent or other blood relative, or to a person with whom the Participant or Beneficiary resides, and any such payment so made shall be a complete discharge of the liabilities of the Savings Plan therefor.

     Section 17.4 No Participant or Beneficiary, or any other person, shall have any interest in, or right under, the Savings Plan, or in any part of the assets or earnings thereof held in the Trust Fund, except as and to the extent expressly provided in the Savings Plan.

     Section 17.5 Except as otherwise provided by any appli-cable Federal law or regulation, benefits under the Savings Plan shall be payable only out of the Trust Fund, and in no circumstance shall any Employer be liable or responsible for the payment of any benefit provided under the Savings Plan. Neither the Employers nor the Trustee guarantee the Trust Fund against any loss or depreciation or guarantee the payment of any benefit hereunder.

     Section 17.6 The adoption and maintenance of the Savings Plan shall not be deemed to constitute a contract of employment between the Employer and any Employee or to be a consideration for, or an inducement to, the employment of any Employee. Nothing contained in the Savings Plan shall be deemed to give any Employee the right to be retained in the service of the Employer or to interfere with the right of the Employer to discharge such Employee at any time.

     Section 17.7 Each Participant shall keep the Participant's Employer advised of the Participant's own and the Participant's Beneficiary's current home address. If a distribution due a Participant or the Participant's Beneficiary is not made within three years after it becomes payable, and if due and reasonable care (including annual notice by registered mail sent to the Participant's or Beneficiary's last known address) during such three years shall have been exercised in attempting to make such distribution, then the Accounts of such Participant or Beneficiary shall be closed three years after the date such distribution first became payable and the amount of such Accounts shall be applied to reduce future Employer Contributions. If, however, such Participant or Beneficiary subsequently makes proper claim to the Participant's Employer for such amount, the amount of such Accounts will be restored by the Employer and will be distributed in accordance with the terms of the Savings Plan.

     Section 17.8   Subject to the provisions of any applicable
Federal law or regulation, the Savings Plan shall be construed, administered and enforced under the laws of the State of Ohio.

     Section 17.9   If an Employee is laid off and receives
from an Employer the Employee's accumulated sick pay as a layoff allowance, such payments shall not constitute Earnings and shall not be taken into account in determining the Employee's number of Hours of Service.

     Section 17.10 If an Employee received from an Employer any accumulated vacation pay upon the Employee's retirement or Termination of Employment (or, in the case of death, when the Employee's spouse or other beneficiary receives such accumulated vacation pay), such payments shall not constitute Earnings and shall not be taken into account in determining the Employee's number of Hours of Service.

     Section 17.11 No payments received from an Employer for services rendered as a Excluded Employee shall constitute
Earnings.


               ARTICLE 18.  ASSOCIATED COMPANIES

     Section 18.1 As used in the Savings Plan, the term "Employee" shall be deemed to include employees of AEP and of such of its subsidiary, affiliated or allied corporations or firms as are listed below and as may be hereafter added to by action of the Board of Directors of the Company, all of which companies, including AEP, are herein called Associated Compa-nies. Service rendered to any of the Associated Companies, or to a predecessor or affiliate of any of the Associated Compa-nies, shall be considered as service for all purposes of the Savings Plan, and transfer of an Employee from the service of one of the Associated Companies to the service of another shall not be construed to be a Termination of Employment.

                                             Effective Date
                                               of Inclusion
American Electric Power Service
  Corporation                                January 1, 1978
AEP Energy Services, Inc.                    April 1, 1984
Appalachian Power Company                    January 1, 1978
Cardinal Operating Company                   January 1, 1978
Cedar Coal Co.                               January 1, 1978
Central Appalachian Coal Company             January 1, 1978
Central Coal Company                         January 1, 1978
Central Ohio Coal Company                    January 1, 1978
Central Operating Company                    January 1, 1978
Columbus Southern Power Company              January 1, 1981
Conesville Coal Preparation Company          November 1, 1984
Indiana Michigan Power Company               January 1, 1978
Kanawha Valley Power Company                 January 1, 1978
Kentucky Power Company                       January 1, 1978
Kingsport Power Company                      January 1, 1978
Michigan Power Company                       January 1, 1978
Ohio Power Company                           January 1, 1978
Price River Coal Company, Inc.               December 1, 1979
Southern Appalachian Coal Company            January 1, 1978
Southern Ohio Coal Company                   January 1, 1978
Wheeling Power Company                       January 1, 1978
Windsor Coal Company                         January 1, 1978


            ARTICLE 19.  AMENDMENT AND TERMINATION

     Section 19.1 By action of the Board of Directors of the Company, the Savings Plan and any or all of the provisions thereof may be modified or amended in whole or in part at any time and from time to time, subject to the limitations of any applicable law or of any collective bargaining agreement into which the Employers, or any of them, may enter, and any such modification or amendment may be made retroactively if it will not affect adversely the qualification or the continued qualification of the Trust Fund as exempt from taxation under the Code. No such modification or amendment may be made without notice to the Trustee and without its consent where any such modification or amendment will affect the rights, duties or responsibilities of the Trustee.

     Section 19.2 By action of the Board of Directors of the Company, the Savings Plan may be terminated at any time, subject to the limitations of any applicable law or of any collective bargaining agreement into which the Employers, or any of them, may enter. In no event, however, shall any modification, amendment or termination of the Savings Plan, or the complete discontinuance of Employer Contributions under the Savings Plan, make it possible for any part of the corpus or income of the Trust Fund, except such part as is used for the payment of expenses, to be used for, or diverted to, any purpose other than for the exclusive benefit of Participants and their Beneficiaries.

     Section 19.3 It is the intention of the Employers to continue the Savings Plan and to make contributions thereto, but subject to the provisions of any applicable law or of any collective bargaining agreement into which the Employers, or any of them, may enter, the Employers otherwise assume no contractual obligation as to the continuance of the Savings Plan, or as to the continuance of contributions by any Employ-er.

     Section 19.4 In the event of the termination or partial termination of the Savings Plan or the complete discontinuance of Employer Contributions, the interests of all Participants shall become fully vested.


           ARTICLE 20.  SPECIAL PROVISIONS RELATING
             TO EMPLOYEES TRANSFERRING FROM OR TO
               OHIO VALLEY ELECTRIC CORPORATION

     Section 20.1 This Article describes, notwithstanding any other provisions of the Savings Plan, the rights and status under the Savings Plan of an OVEC Transferee and an Associated Company Transferee. The OVEC Plan contains parallel provisions describing the rights and status under the OVEC Plan of an OVEC Transferee and an Associated Company Transferee. The provisions in this Article are applicable to all OVEC Transferees and Associated Company Transferees.

     Section 20.2   For purposes of this Article:

          (a)  "IKEC" means Indiana-Kentucky Electric
     Corporation, a wholly-owned subsidiary of OVEC;

          (b) "OVEC" means Ohio Valley Electric Corporation and includes IKEC, and the term "employee of OVEC" includes an employee of IKEC;

          (c)  "Associated Company" means any of the Associated
     Companies referred to in Section 18.1;

          (d) "OVEC Transferee" means an individual who was formerly an employee of OVEC and who has transferred to the service of an Associated Company;

          (e)  "Associated Company Transferee" means a
     Participant who was an employee of an Associated Company and who has transferred to the service of OVEC; and

          (f)  "OVEC Plan" means the Supplemental Pension and
     Savings Plan for Employees of Ohio Valley Electric
     Corporation and Indiana-Kentucky Electric Corporation, as amended.

     Section 20.3 Service rendered to OVEC by an OVEC Transferee shall be considered as service for purposes of eligibility and participation under Article 3. Transfer of a Participant from the service of any Associated Company to the service of OVEC shall not be construed to be a Termination of Employment.

     Section 20.4   An Associated Company Transferee shall
continue as a Participant in the Savings Plan (having the status of a Participant who suspended contributions, as provided in Article 4), and the following rules will apply:

          (a) The Participant shall have the same entitlement to vesting under Article 8, and withdrawals under Article
     9, as if the Participant had remained in the service of an Associated Company; and

          (b)  For purposes of Article 10, a Termination of
     Employment will occur only when the Participant terminates employment (as determined under the OVEC Plan) with OVEC.


        ARTICLE 21.  SPECIAL PROVISIONS RELATING TO THE
       TRANSFER OF ASSETS FROM THE COLUMBUS AND SOUTHERN
         OHIO ELECTRIC COMPANY EMPLOYEE'S THRIFT PLAN

     Section 21.1 Effective December 31, 1986, Columbus Southern Power Company (formerly Columbus and Southern Ohio Electric Company) discontinued contributions to the Columbus and Southern Ohio Electric Company Employee's Thrift Plan (hereinafter referred to as "Thrift Plan"), but the assets held by the Thrift Plan Trust were not distributed to the Thrift Plan participants. Effective April 2, 1990, the Thrift Plan assets held for the benefit of the Thrift Plan participants were transferred to the trustee of the Savings Plan to be held, invested and distributed by the Savings Plan Administrator and Trustee as directed in the following sections of this Article 21.

     Section 21.2 The assets transferred from the Thrift Plan Trust became part of the Savings Plan Fund. However, the assets transferred on behalf of the Thrift Plan participants were accounted for separately and investment gains and losses and earnings of the Savings Plan Trust were allocated to these separate accounts. After-Tax Contributions to the Thrift Plan were identified as CSP After-Tax Contributions; Before-Tax Contributions to the Thrift Plan were identified as CSP Before-Tax Contributions; and Employer Contributions to the Thrift Plan were identified as CSP Employer Contributions.

     Section 21.3 If a Participant has a separate account representing assets transferred from the Thrift Plan and a separate account representing contributions to the Savings Plan and the Participant elects to withdraw funds from the Savings Plan, the assets transferred from the Thrift Plan shall be deemed to be withdrawn first. The order of withdrawal shall be as follows: CSP After-Tax Contributions; After-Tax Contributions; CSP Employer Contributions; Employer Contributions; CSP Before-Tax Contributions and Before-Tax Contributions.

     Section 21.4 Upon termination of employment for any reason other than death of the Participant, the vested portion of the Participant's Thrift Plan account shall be paid or applied under one of the following options, as selected by the Participant, under this Section:

          (a)  In a single lump sum.

          (b) To purchase an annuity contract from a legal reserve life insurance company authorized to do business in Ohio selected by the Plan Administrator, providing for equal monthly installments payable to the Participant or the Participant's designated beneficiary over any of the following periods:

               (i)  The life of the Participant;

               (ii)  The lives of the Participant and the
          Participant's spouse, with the survivor annuity for the life of the surviving spouse in an amount not less than 1/2, or greater than the amount of the annuity payable during the joint lives of the Participant and the Participant's spouse;

               (iii) A period certain not longer than the life expectancy of the Participant.

          (c) Distributed in accordance with the terms and conditions of Article 9.

     In the absence of any option selected by the Participant, a married Participant's interest shall be used to provide the annuity described in (b)(ii) above, with 1/2 payable to the surviving spouse.

     The Participant may select a payment option at any time, or from time to time, up to and including the date benefits commence. Such election shall be in writing on forms furnished by the Plan Administrator and shall clearly indicate the payment option selected by the Participant. No election by a Participant of an option other than the annuity described in
(b)(ii) shall be valid unless it is consented to by the Partic-ipant's spouse in writing and the spouse's consent is witnessed by a notary public or a representative of the Plan Administra-tor. Notwithstanding the foregoing consent requirement, if the Participant establishes to the satisfaction of the Plan Admin-istrator that such written consent may not be obtained because there is no spouse or the spouse cannot be located, the elec-tion will be deemed valid. Any consent necessary under this provision will be valid only with respect to the spouse who signs the consent, or in the case of an election deemed valid, the affected spouse.

     A revocation of an election of an option other than the annuity described in (b)(ii) may be made by a Participant without the consent of the Participant's spouse at any time before commencement of benefits. The plan administrator shall no less than 30 days and no more than 90 days prior to the annuity starting date provide each Participant a written explanation of: (a) the terms and conditions of a qualified joint and survivor annuity; (b) the Participant's right to make and the effect of an election to waive the qualified joint and survivor annuity form of benefit; (c) the rights of a Participant's spouse; (d) the right to make, and the effect of, a revocation of a previous election to waive the qualified joint and survivor annuity; and (e) the availability of the information specified in the next paragraph and how the Participant may obtain such information.

     At any time after a Participant receives the information described in the previous paragraph and before the Thrift Plan account becomes payable, the Participant may request an expla-nation, written in non-technical terms, of the terms and conditions of a qualified joint and survivor annuity and a single life annuity and the financial effect on the Participant's benefits of any election described in the previous paragraphs. In the event that a Participant requests the information described in this paragraph, the Participant's option election period shall be extended to the extent necessary to include the 90 day period beginning on the date such information is mailed or personally delivered to the Participant. Notwithstanding any other provisions of this
Article 21, benefits payable to the Participant shall not commence prior to expiration of the election period. Any options selected during the election period may be revoked by filing a subsequent written election prior to the end of the election period which complies with the requirements of this Section.

     Section 21.5 Upon the death of a Participant whose benefit payments under this Article 21 have not commenced at the time of death, the balance of the Participant's account shall be used to purchase an annuity contract from a legal reserve life insurance company authorized to do business in Ohio selected by the Plan Administrator providing for equal monthly installments payable to the Participant's surviving spouse over the spouse's life. The foregoing sentence shall not apply in the case of any Participant who has (i) designated a beneficiary other than the Participant's spouse to receive a lump sum payment of the balance of the Participant's account in case of the Participant's death prior to commencement of benefits under this Plan or (ii) elected to have the balance of the Participant's account paid in a lump sum to the Participant's spouse in case of the Participant's death prior to commencement of benefits under this Plan. No designation of a non-spouse beneficiary or election of a lump sum payment to a spouse shall be valid unless the Participant's spouse consents to such designation or election in writing and the spouse's consent is witnessed by a notary public or a representative of the Committee. In lieu of receiving the benefits provided under this Section 21.5 in the form of a life annuity, the Participant's surviving spouse may elect to receive a lump-sum distribution of the balance of the participant's Thrift Plan account. The Plan Administrator shall notify the surviving spouse of the right to make a lump-sum election within a reasonable period of time.


              ARTICLE 22.  DISTRIBUTION ROLLOVERS

     Section 22.1    Notwithstanding any provision of the
Savings Plan to the contrary that would otherwise limit a Distributee's election under this part, a Distributee may elect, at the time and in the manner prescribed by the Plan
Administrator, to have any portion of an Eligible Rollover
Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

     Section 22.2   For purposes of this Article:

          (a) "Eligible Rollover Distribution" means any distribution of all or any portion of the Participant's Account, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or joint lives (or joint life expectancies) of the Distributee and the Distributee's designated beneficiary, or for a specified period of ten years or more; and distributions to the extent such distribution is required under Section 401(a)
     (9) of the Code; the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); and any other distribution that is reasonably expected to total less than $200 during a year.

          (b) "Eligible Retirement Plan" means an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in
     Section 408(b) of the Code, an annuity plan described in
     Section 403(a) of the Code, or a qualified plan described in Section 401(a) of the Code, that accepts the Distributee's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

          (c)  "Distributee" means an Employee or former
     Employee.  In addition, the Employee's or former
     Employee's surviving spouse or former spouse who is the Alternate Payee under a Qualified Domestic Relations Order are Distributees with regard to the interest of the spouse or former spouse.

          (d)  "Direct Rollover" is a payment by the Savings
     Plan to the Eligible Retirement Plan specified by the Distributee.


 ARTICLE 23.  RECHARACTERIZATION AND CORRECTIVE DISTRIBUTIONS

     Section 23.1 Notwithstanding any other provision of this Savings Plan, Excess Before-Tax Contributions may be recharacterized pursuant to the provisions of Section 23.3 or they may be distributed pursuant to Section 23.4, Excess Elective Deferrals shall be distributed pursuant to the provisions of Section 23.5 and Excess Aggregate Contributions shall be distributed pursuant to the provisions of Section 23.6.

     Section 23.2   For purposes of this Article:

          (a) "Excess Before-Tax Contributions" means, with respect to any Plan Year, the excess of (i) the aggregate amount of Before-Tax Contributions actually taken into account in computing the actual deferral percentage of Eligible Highly Compensated Employees for the Plan Year, over (ii) the maximum amount of Before-Tax Contributions permitted by the actual deferral percentage test of
     Section 401(k) of the Code, the Excess Before-Tax Contributions that would otherwise be distributed to the Participant will be reduced, in accordance with regulations prescribed by the Secretary of the Treasury, by the amount of Excess Elective Deferrals distributed to the Participant.

          (b) "Excess Elective Deferrals" means, with respect to any Plan Year, the amount by which the sum of Employer Contributions on behalf of the Participant under (i) a qualified cash or deferred arrangement described in
     Section 401(k) of the Code, (ii) a simplified employee pension plan described in Section 402(h) of the Code, and
     (iii) a tax-sheltered annuity contract pursuant to a salary reduction agreement described in Section 403(b) of the Code exceeds the applicable limit under Section 402(g) of the Code for the Plan Year.

          (c) "Excess Aggregate Contributions" means, with respect to any Plan Year, the excess of (i) the aggregate amount of After-Tax Contributions and Employer Contributions actually taken into account in computing the actual contribution percentage of Eligible Highly Compensated Employees for the Plan Year, over (ii) the maximum amount of After-Tax Contributions and Employer Contributions permitted by the actual contribution percentage test of Section 401(m) of the Code. Excess Aggregate Contributions of Participants who are subject to the family aggregation rules shall be allocated among the family members in proportion to the After-Tax Contributions and Employer Contributions of each family member that is combined to determine the combined actual contribution percentage as defined in Section 401(m) of the Code. The determination of Excess Aggregate Contributions shall be made after first determining the Excess Elective Deferrals and then determining Excess Before-Tax Contributions.

     Section 23.3   If the Participant made an election under
Section 4.4(b) to have Excess Before-Tax Contributions recharacterized as After-Tax Contributions, such recharacterization amounts will remain nonforfeitable and will be subject to the same distribution requirements as Before-Tax Contributions. Recharacterization of Excess Before-Tax Contributions must occur no later than two and one-half months after the end of the Plan Year in which the Excess Before-Tax Contributions arose. Recharacterized Excess Before-Tax Contributions will be taxable to the Participant for the Plan Year in which the Participant would have received them in cash.

     Section 23.4 If the Participant did not make an election under Section 4.4(b) to have Excess Before-Tax Contributions recharacterized, the Participant's Excess Before-Tax Contributions, plus any income and minus any loss allocable thereto, shall be distributed to the Participant no later than the last day of the Plan Year immediately following the Plan Year in which the Excess Before-Tax Contributions arose.
Excess Before-Tax Contributions of Participants who are subject to the family aggregation rules shall be allocated among family members in proportion to the Before-Tax Contributions of each family member that is combined to determine the actual deferral percentage. The determination of income and loss allocable to the Excess Before-Tax Contribution distribution shall be determined as follows: The allocable gain or loss attributable to the Participant's Before-Tax Contribution Account for the Plan Year times a fraction, the numerator of which is the Participant's Excess Before-Tax Contributions for the Plan Year and the denominator of which is equal to the sum of the Participant's Before-Tax Contributions Account balance at the beginning of the Plan Year plus the Participant's Before-Tax Contributions for the Plan Year.

     Section 23.5 A Participant may assign to the Savings Plan any Excess Elective Deferrals made during a Participant's taxable year by notifying the Participant's Employer in writing on or before February 15 of each calendar year of the amount of Excess Elective Deferrals to be assigned to the Savings Plan.
A Participant is deemed to notify the Employer of any Excess Elective Deferrals that arise by taking into account only those elective deferrals made to the Savings Plan and any other plans of the employer. Excess Elective Deferrals assigned to the Savings Plan, plus any income and minus any loss allocable thereto, shall be distributed to the Participant by April 15 of the calendar year in which the Participant notifies the Employer. The determination of income and loss attributable to Excess Elective Deferrals shall be made as described in Section
23.4 except that Excess Elective Deferrals shall be substituted for Excess Before-Tax Contributions.

     Section 23.6 Excess Aggregate Contributions, plus any income and minus any loss allocable thereto, shall be forfeited, if forfeitable, or if not forfeitable, distributed no later than the last day of the Plan Year to Participants to whose Accounts such Excess Aggregate Contributions were allocated for the preceding Plan Year. Forfeitures of Excess Aggregate Contributions shall be applied to reduce Employer Contributions. Excess Aggregate Contributions attributable to Participant After-Tax Contributions that were not eligible for matching Employer Contributions under Section 5.1 shall be distributed first, then, if necessary, any remaining Excess Aggregate Contributions shall be distributed on a pro-rata basis from the Participant's After-Tax Contributions Account and Employer Contribution Account. The determination of income and loss attributable to Excess Aggregate Contributions shall be made in the same manner as described in Section 23.4 regarding the determination of income and loss for Excess Before-Tax Contributions.

                                                     APPENDIX A


                 RETIREMENT PLAN CONTRIBUTIONS


     Paragraph 1    This Appendix A describes the status of,
and contains rules relating to, a Participant's Retirement Plan Contributions which were paid to the Trustee. The Retirement Plan provides that a Participant who made employee contri-butions under the Retirement Plan could elect to have the Trustee of the Retirement Plan pay directly to the Trustee of the Savings Plan on or about October 1, 1981 (i) the Participant's Accumulated Contributions or (ii) only the Participant's Credited Interest.

     Paragraph 2    For purposes of this Appendix A and, if
applicable, any other applicable provisions of the Savings
Plan:

          (a)  "Retirement Plan" means the American Electric
     Power System Retirement Plan, as amended;

          (b) "Accumulated Contributions" means, in the case of any Participant, the sum of (i) the Participant's
     Original Contributions plus (ii) the Participant's
     Credited Interest;

          (c) "Original Contributions" means all amounts contributed by a Participant under the Retirement Plan;

          (d) "Credited Interest" means all interest credited under the Retirement Plan on a Participant's Original
     Contributions; and

          (e) "Retirement Plan Contributions" means, as the context may require, (i) a Participant's Accumulated
     Contributions or (ii) only a Participant's Credited
     Interest.

     Paragraph 3    All Retirement Plan Contributions paid to
the Trustee with respect to a Participant shall be credited to the Participant's Retirement Plan Contributions Account. In the case of a Participant who elected to have the Participant's Accumulated Contributions paid to the Trustee, for all purposes of the Savings Plan the Participant's Retirement Plan Contributions Account shall reflect (i) the Participant's Original Contributions as Employee Contributions and (ii) the Participant's Credited Interest as Investment Income. In the case of a Participant who elected to have only the Participant's Credited Interest paid to the Trustee, for all purposes of the Savings Plan the Participant's Retirement Plan Contributions Account shall reflect (i) zero as Employee Contributions and (ii) the Participant's Credited Interest as Investment Income.

     Paragraph 4    Retirement Plan Contributions shall be
invested by the Trustee in the (i) AEP Stock Fund, (ii) Equity Fund or (iii) Fixed Income Fund, as the Participant may designate, in such form and manner as may be prescribed by the Company. If a Participant designates that the Participant's Retirement Plan Contributions be invested in more than one Fund, the Trustee shall invest such Contributions equally in each Fund so designated by the Participant.

     Paragraph 5    The following special rule shall apply to a
Participant's Retirement Plan Contributions:  For purposes of
Section 9.4, only the Participant's Original Contributions (if any) shall be considered to be Retirement Plan Contributions.

                                                      EXHIBIT G-1

SECURITIES AND EXCHANGE COMMISSION

(Release No.        ; 70-6126)

American Electric Power Company, Inc.
Notice of Proposed Issuance and Sale of Common Stock Pursuant to
AEP System Employees Savings Plan

September ___, 1997


     American Electric Power Company, Inc. ("AEP"), 1 Riverside Plaza, Columbus, Ohio 43215, a registered holding company, has filed with this Commission a post-effective amendment to its declaration in this proceeding pursuant to Sections 6(a), 7, 32 and 33 of the Public Utility Holding Company Act of 1935 ("Act") and Rules 53 and 54 promulgated thereunder.
     By orders in this proceeding dated April 25, 1978, April 27, 1979, June 24, 1980, June 30, 1981, June 28, 1982, March 8, 1988,
December 12, 1990, December 6, 1993 and May 10, 1996 (HCAR No. 20516, 21022, 21639, 22112, 22549, 24594, 25210, 25939 and 26516,
respectively), AEP was authorized to issue and sell, from time to time through December 31, 2000, up to 3,800,000 shares of its authorized but unissued Common Stock, $6.50 par value, to Fidelity Management Trust Company, a Trustee for the American Electric Power System Employees Savings Plan ("Savings Plan"). Through August 31, 1997, a total of 3,280,605 shares had been so issued and sold, leaving a balance of 519,395 shares available for issuance and sale up to December 31, 2000.
     AEP proposes to issue and sell to the Savings Plan Trustee, from time to time through December 31, 2001 up to an additional 5,000,000 shares of its authorized unissued Common Stock plus the unsold balance of the shares of Common Stock heretofore authorized by the Commission for issuance to said Trustee, bringing the total authorized under the Savings Plan to 8,800,000 shares of Common Stock. The price to the Trustee of such shares on any date of sale will be the average of the high and low sales price of AEP's Common Stock on the New York Stock Exchange on such date (determined after the close of trading for the day), but in no event less than the par value thereof, except that the Trustee may avail itself of any more favorable price that may be made available to it from time to time, as a holder of Common Stock, through participation in a divi-dend reinvestment plan, the exercise of stock rights, or otherwise.
     The amended declaration and any further amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by October 15, 1997, to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the declarant at the address specified above. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the declaration, as now amended or as it may be further amended, may be permitted to become effective.
     For the Commission, by the Division of Investment Management, pursuant to delegated authority.

                                        Secretary

[H:\FINANCE\AEPCO\97FN0033.AEP]